Exhibit 99.1



December 4, 2006



Mr. Stephen Roseman
Thesis Capital Management, LLC
60 East 42nd Street, Suite 1245
New York, New York 10165

Dear Mr. Roseman:

         We received your letter dated November 22, 2006.

         We value feedback from our stockholders, and our board of directors takes into account constructive suggestions in determining the strategic direction of the company. The chief executive officer and I have been available to you and other stockholders numerous times this year to discuss the company and its operations. Unfortunately, your letter contains misleading and incorrect statements and threats that we do not believe are constructive to the process.

         As you mention in your letter, the board of directors of the company earlier this year approved the declassification of the board and elected an additional independent director. The board of directors currently consists of eight directors, seven of whom are independent directors. We believe that our current directors have the experience, knowledge, dedication and other qualifications to help the company realize value for all stockholders.

         Our board and management will continue to act in the best of interests of all stockholders.

                                   Sincerely,



                            Richard E. George
                            Chairman of the Board of Directors
                            Factory Card & Party Outlet Corp.